Exhibit 99.1

Hillenbrand First-Quarter Revenue Increased 10% to $232 Million

•      Process Equipment Group grew revenue 68% (20% organic growth)

•      Net income increased 15% to $31 million; adjusted EBITDA declined 6%

•      Increased full-year EPS guidance range to $1.87 – $1.97; adjusted EPS guidance remains unchanged

BATESVILLE, Indiana, February 1, 2012 — /PRNewswire/ — Hillenbrand (NYSE: HI) reported global revenue of $232 million for the first quarter of fiscal year 2012, a 10% ($21 million) increase over the prior year, and a 9% ($20 million) increase on a constant currency basis. The Process Equipment Group continued to lead company growth, increasing revenue 68% to $86 million and delivering 20% organic growth. (Organic revenue growth is defined as the year-over-year comparison of constant currency revenue with all acquired companies included in the base year.) The group’s order backlog continued to grow sequentially, ending the quarter at $129 million, an increase of 8% over the prior quarter. In the Batesville business platform, revenue declined 9% to $146 million. This was largely the result of an 11% dip in burial unit volume due to lower total deaths and an increase in the rate at which consumers opt for cremation.

Consolidated gross profit margin in the first quarter was 40.5% compared to 43.2% in the prior year, due largely to volume declines at Batesville and, to a lesser extent, a higher number of outsourced components and engineered systems delivered by the Process Equipment Group. As a result of the full collection of the Forethought Note in April 2011, other income decreased $4 million compared to the prior year.

In connection with the Rotex acquisition, the company decided to permanently reinvest certain international earnings overseas to fuel the continued growth of the Process Equipment Group. As a result, Hillenbrand recorded a $10 million tax benefit and increased the full-year EPS guidance range to $1.87 – $1.97. On an adjusted basis, the guidance remains unchanged.

Net income grew 15% over the prior year to $31 million, with EPS increasing 14% to $0.50. On an adjusted basis, net income declined 7% and EPS declined 9%, as the strong growth from the Process Equipment Group was more than offset by lower Batesville volumes and reduced other income. Adjusted EBITDA was $48 million, a 6% decrease over the prior year. Hillenbrand once again delivered strong cash flow from operations, reporting $27 million in the first quarter, consistent with the prior year.

“We’re very pleased with the success of our Process Equipment Group as it continues to grow both organically and through acquisition,” said Kenneth A. Camp, Hillenbrand president and chief executive officer. “Our Batesville business platform faced challenges this quarter from an exceptionally soft level of demand throughout the funeral products industry. Despite these challenges, Batesville continued to generate strong cash flow allowing us to effectively execute our growth strategy.”

Guidance

Hillenbrand reaffirmed its full-year revenue and adjusted EPS guidance for 2012. Full-year revenue for 2012 is expected to increase between 13% and 17% on a constant currency basis compared to the prior year. Given current foreign exchange rates, management expects foreign currency translation to decrease revenue by approximately 1% in 2012, which would result in reported revenue growth of 12% to 16%. Hillenbrand increased its EPS guidance range to $1.87 to $1.97, primarily as a result of the tax benefit recognized in the first quarter. The full-year adjusted EPS guidance range remains unchanged at $1.82 to $1.92.

The company will host a conference call and simultaneous webcast Thursday, February 2, 2012, at 8:00 a.m. ET to discuss the results for the first quarter of fiscal year 2012, which ended December 31, 2011. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s website through February 2, 2013. To access the conference call, listeners in the United States and Canada may dial 1-877-853-5642, and international callers may dial 1-253-237-1134. Use conference call ID number 43684539. A replay of the call will be available until midnight ET, Thursday, February 16, 2012, by dialing 1-855-859-2056 toll free in the United States and Canada or 1-404-537-3406 internationally, and using the conference ID number 43684539.

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and are available on the Company’s website (www.HillenbrandInc.com).

Hillenbrand (www.HillenbrandInc.com) is a global diversified industrial enterprise that manufactures and sells premium business-to-business products and services for a wide variety of industries. We seek profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended
	December 31,
	2011	2010
Net revenue	$232	$211
Cost of goods sold	138	120
Gross profit	94	91
Operating expenses	60	49
Operating profit	34	42
Interest expense	(3)	(3)
Other income and expense	(1)	3
Income before income taxes	30	42
Income tax (benefit) expense	(1)	15
Net income	$31	$27

EPS - basic and diluted	$0.50	$0.44

Weighted average shares outstanding — basic and diluted	62	62
Cash dividends per share	$0.1925	$0.1900

Condensed Consolidated Statements of Cash Flow (Unaudited)
(in millions)

	Three Months Ended December 31,
	2011	2010
Net cash provided by operating activities	$27	$28
Net cash used in investing activities	(4)	(2)
Net cash (used in) provided by financing activities	(14)	8
Effect of exchange rate changes on cash and cash equivalents	(2)	4
Net cash flow	7	38

Cash and cash equivalents:
At beginning of period	116	98
At end of period	$123	$136

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes it provides a higher degree of transparency of certain items.

Organic revenue growth is defined as the year-over-year comparison of constant currency revenue with all acquired companies included in the base year.

EBITDA is defined as net income less interest income, interest expense, income tax (benefit), depreciation and amortization.

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended
	December 31,
	2011	2010
Net income	$31	$27
Tax benefit of the international integration	(10)	—
Long-term incentive compensation related to the international integration	2	—
Backlog amortization	3	—
Other	1	—
Income tax on adjustments	(2)	—
Net income — adjusted	$25	$27

EPS — adjusted	$0. 40	$0.44

	Three Months Ended
	December 31,
	2011	2010
Net income	$31	$27
Interest income	—	(3)
Interest expense	3	3
Income tax (benefit) expense	(1)	15
Depreciation and amortization	12	9
EBITDA	45	51
Long-term incentive compensation related to the international integration	2	—
Other	1	—
EBITDA — adjusted	$48	$51

Note:  “Other” includes antitrust litigation, business acquisition and sales tax adjustments.

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, Rotex or others following the Rotex acquisition; risks that the Rotex acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition, including potential synergies and cost savings or the failure of the acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2011,  filed with the Securities and Exchange Commission November 28, 2011. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com